Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On June 7, 2021 (the “Closing Date”), The Goodyear Tire & Rubber Company (“Goodyear”) completed its acquisition of Cooper Tire & Rubber Company (“Cooper Tire”), pursuant to the terms of the Agreement and Plan of Merger, dated as of February 22, 2021 (the “Merger Agreement”), by and among Goodyear, Vulcan Merger Sub Inc., a direct, wholly owned subsidiary of Goodyear (“Merger Sub”), and Cooper Tire. On the Closing Date, Goodyear acquired Cooper Tire by way of the merger of Merger Sub with and into Cooper Tire, with Cooper Tire surviving the merger as a wholly owned subsidiary of Goodyear (the “Merger”). Cooper Tire stockholders received $41.75 per share in cash and a fixed exchange ratio of 0.907 shares of Goodyear common stock per share of Cooper Tire common stock (the “Merger Consideration”) as consideration pursuant to the terms of the Merger Agreement, which amounted to approximately $3.1 billion.

The following unaudited pro forma condensed combined statement of operations (“pro forma statement of operations”) gives effect to the Merger as if it had occurred on January 1, 2021. An unaudited pro forma condensed combined balance sheet for 2021 has not been presented as the acquisition and related financing transactions have already been fully reflected in the consolidated balance sheet included in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 14, 2022. This pro forma statement of operations and related notes, collectively referred to as “pro forma financial information”, have been prepared in accordance with Article 11 of Regulation S-X and have been derived from, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes thereto in Goodyear’s Form 10-K for the year ended December 31, 2021, and in Cooper Tire’s Form 10-Q for the quarterly period ended March 31, 2021.

The pro forma financial information has been prepared using the acquisition method of accounting in accordance with Accounting Standard Codification (“ASC”) 805, “Business Combinations” which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date with limited exceptions.

The historical consolidated financial information of Goodyear and Cooper Tire has been adjusted in the pro forma financial information to give effect to pro forma events, including the Merger and related financing. The pro forma statement of operations should be read in conjunction with the accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Operations and does not reflect pro forma adjustments for the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies or any other synergies that may result from the Merger, including income tax synergies.

The statement and related notes are being provided for illustrative purposes only and do not purport to represent what Goodyear’s actual results of operations would have been had the Merger been completed on January 1, 2021, nor are they necessarily indicative of Goodyear’s results of operations for any future period. Under the acquisition method of accounting, the Merger Consideration is allocated, as of the Closing Date, to the identifiable assets acquired and liabilities assumed of Cooper Tire, which are recognized and measured at fair value based on management’s estimates, available information, and supportable assumptions that management considers reasonable. Certain of these fair value estimates, including those related to Property, Plant and Equipment, certain liabilities and Goodwill, are preliminary and dependent upon management completing further analyses and studies. Given the complex nature of the related valuations and analyses to be completed and the timing of the acquisition, the preliminary purchase price allocation is subject to change. The final valuation of assets acquired and liabilities assumed may be materially different from the estimated values presented in the preliminary allocation of the Merger Consideration in Note 4, Merger Consideration and Preliminary Allocation.

The accounting adjustments for the acquisition consist of those necessary to account for the acquisition and are based upon available information and certain assumptions that Goodyear believes are reasonable under the circumstances. The assumptions underlying the adjustments are described in greater detail in the accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Operations.

Goodyear used the net proceeds from the issuance of new senior notes with an aggregate principal amount of $1.45 billion, together with cash on hand and borrowings under its first lien revolving credit facility, to finance the cash portion of the Merger Consideration and related transaction costs. For purposes of the pro forma statement of operations, the adjustments related to the issuance of this debt are shown in a separate column as “Other Adjustments”.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2021
(In millions, except per share amounts)	Goodyear (As Reported)	Cooper Tire (As Reported – Three Months Ended March 31, 2021)	Cooper Tire (Historical – April 1, 2021 to June 6, 2021)	Reclassification Adjustments	Note		Transaction Adjustments	Note		Other Adjustments	Note		Combined Pro Forma	Note
Net Sales	$17,478	$656	$582	$45	3	(a)	$(29)	5	(a)	$—			$18,732
Cost of Goods Sold	13,692	547	435	(15)	3	(b)	(71)	5	(b)	—			14,588
Selling, Administrative and General Expense	2,699	71	165	19	3	(c)	16	5	(c)	—			2,970
Rationalizations	93	—	—	—			—			—			93
Interest Expense	387	5	14	—			(3)	5	(d)	31	6	(a)	434
Interest Income	—	(1)	—	1	3	(d)	—			—			—
Other Pension and Postretirement Benefit Expense	—	3	(3)	—			—			—			—
Other (Income) Expense	94	—	4	40	3	(d)	(18)	5	(e)	—			120

Income (Loss) before Income Taxes	513	31	(33)	—			47			(31)			527
United States and Foreign Tax Expense (Benefit)	(267)	9	(2)	—			12	5	(f)	(8)	6	(a)	(256)

Net Income (Loss)	780	22	(31)	—			35			(23)			783
Less: Minority Shareholders’ Net Income	16	—	1	—			—			—			17

Company Net Income (Loss)	$764	$22	$(32)	$—			$35			$(23)			$766

Goodyear Net Income — Per Share of Common Stock
Basic	$2.92												$2.73	5	(g)

Weighted Average Shares Outstanding*	261						19						280
Diluted	$2.89												$2.70	5	(g)

Weighted Average Shares Outstanding*	264						19						283

*

Goodyear (As Reported) Weighted Average Shares Outstanding Basic and Diluted as of December 31, 2021 each include 27 million equivalent shares related to the 46 million shares of Goodyear Common Stock issued on the Closing Date as part of the Merger Consideration. See Note 4, Merger Consideration and Preliminary Allocation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Note 1. DESCRIPTION OF THE MERGER

On June 7, 2021, Goodyear completed its acquisition of all of the outstanding shares of common stock of Cooper Tire pursuant to the terms of the Merger Agreement. Cooper Tire’s results of operations have been included in Goodyear’s consolidated financial statements since the Closing Date. Cooper Tire stockholders received $41.75 per share in cash and a fixed exchange ratio of 0.907 shares of Goodyear common stock per share of Cooper Tire common stock as consideration pursuant to the terms of the Merger Agreement, which amounted to approximately $3.1 billion.

Note 2. BASIS OF PRESENTATION

The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X and has been compiled from historical consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should be read in conjunction with Goodyear’s Form 10-K for the year ended December 31, 2021, and Cooper Tire’s Form 10-Q for the quarterly period ended March 31, 2021. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the Merger been completed as of January 1, 2021. In addition, this pro forma financial information does not purport to project the future operating results of the combined company.

The pro forma financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, “Business Combinations” which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date with limited exceptions. The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”).

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgement could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Under the acquisition method of accounting, the Merger Consideration is allocated, as of the Closing Date, to the identifiable assets acquired and liabilities assumed of Cooper Tire, which are recognized and measured at fair value based on management’s estimates, available information, and supportable assumptions that management considers reasonable. Certain of these fair value estimates, including those related to Property, Plant and Equipment, certain liabilities and Goodwill, are preliminary and dependent upon management completing further analyses and studies. Given the complex nature of the related valuations and analyses to be completed and the timing of the acquisition, the preliminary purchase price allocation is subject to change. The final valuation of assets acquired and liabilities assumed may be materially different from the estimated values presented in the preliminary allocation of the Merger Consideration in Note 4, Merger Consideration and Preliminary Allocation. Certain amounts from the historical financial statements of Cooper Tire were reclassified to conform the presentation to that of Goodyear. (See Note 3, Pro Forma Reclassification Adjustments.)

The total Merger Consideration has been measured using the closing market price of Goodyear common stock as of June 4, 2021 (the last trading day prior to the Closing Date).

The pro forma financial adjustments do not reflect any of the following:

•	cost savings,

•	operating synergies,

•	revenue enhancements,

•	costs to combine the operations of Goodyear and Cooper Tire, or

•	realization of potential income tax synergies and benefits.

The pro forma financial information has been compiled using Goodyear’s historical information and accounting policies and combining the assets and liabilities of Cooper Tire at their respective estimated fair values, as well as Cooper Tire’s historical results of operations. Goodyear’s management conducted a review of Cooper Tire’s accounting policies in order to determine if differences require adjustment or reclassification of Cooper Tire’s results of operations, assets or liabilities to conform to Goodyear’s accounting policies and classifications.

Note 3. PRO FORMA RECLASSIFICATION ADJUSTMENTS

Certain reclassifications have been recorded to Cooper Tire’s historical financial statements to conform to Goodyear’s presentation, as follows:

(a)	Net Sales – reclassification to Cost of Goods Sold (“CGS”) of $45 million for the period January 1, 2021 to June 6, 2021 for costs incurred for transportation of products to customers.

(b)	Cost of Goods Sold

(In millions)	Reclassification Adjustments for the Period January 1, 2021 to June 6, 2021
Reclassification of costs incurred for transportation of products to customers from Net Sales	$45
Reclassification of warehouse overhead expense to Selling, Administrative and General Expense (“SAG”)	(45)
Reclassification of product liability expense to SAG	(17)
Other reclassifications from SAG	2

$(15)

(c)	Selling, Administrative and General Expense

(In millions)	Reclassification Adjustments for the Period January 1, 2021 to June 6, 2021
Reclassification of warehouse overhead expense from CGS	$45
Reclassification of acquisition-related transaction costs to Other (Income) Expense	(41)
Reclassification of product liability expense from CGS	17
Other reclassifications to CGS	(2)

$19

(d)	Other (Income) Expense

(In millions)	Reclassification Adjustments for the Period January 1, 2021 to June 6, 2021
Reclassification of acquisition-related transaction costs from SAG	$41
Reclassification from Interest Income	(1)

$40

Note 4. MERGER CONSIDERATION AND PRELIMINARY ALLOCATION

Merger Consideration

The Merger Consideration amounted to approximately $3.1 billion.

The calculation of the Merger Consideration is as follows:

(In millions, except share and per share amounts)	Shares	Per Share (4)	Total
Cash paid for Cooper Tire Shares(1)			$2,121
Cash paid for other Cooper Tire incentive compensation awards(2)			34

Cash component of the Merger Consideration			$2,155
Shares of Goodyear Common Stock issued to Cooper Tire Stockholders(3)	46,060,349	$20.46	942

Merger Consideration			$3,097

(1)

The cash component of the Merger Consideration is computed based on 100% of the outstanding shares of Cooper Tire common stock as of the closing date, including shares issuable pursuant to the conversion of certain equity-based awards outstanding under Cooper Tire’s equity-based incentive compensation plans (“Cooper Tire Shares”), being exchanged, in part, for the per share cash amount of $41.75. Awards outstanding under Cooper Tire equity-based incentive compensation plans that were converted include Cooper Tire restricted stock units and Cooper Tire performance stock units. These Cooper Tire equity-based awards were canceled and each share equivalent unit was converted, as appropriate, into the Merger Consideration.

(In millions, except share and per share amounts)	Shares	Per Share	Total
Shares of Cooper Tire Common Stock outstanding	50,523,922
Shares issuable pursuant to conversion of share units outstanding under Cooper Tire equity-based compensation plans	269,238

Cooper Tire Shares	50,793,160	$41.75	$2,121

(2)

Cash consideration for the settlement of outstanding Cooper Tire stock options, Cooper Tire performance cash units and Cooper Tire notional deferred stock units, all of which were canceled at the Closing Date and paid in cash.

(3)

The stock component of the Merger Consideration is computed based on a fixed exchange ratio of 0.907 shares of Goodyear common stock per Cooper Tire Share being exchanged. Shares issued of 46,060,349 are comprised of 45,824,480 of newly issued shares and 235,869 of shares issued from treasury.

	Shares	Exchange Ratio	Total
Cooper Tire Shares	50,793,160
Less: Cooper Tire Shares settled in cash(5)	9,975

	50,783,185	0.907	46,060,349

(4)	Represents the closing market price of Goodyear common stock as of June 4, 2021, the last trading day prior to the Closing Date.

(5)	Represents fractional and certain other shares that were settled in cash.

Allocation of Merger Consideration

Under the acquisition method of accounting, the Merger Consideration is allocated, as of the Closing Date, to the identifiable assets acquired and liabilities assumed of Cooper Tire, which are recognized and measured at fair value based on management’s estimates, available information, and supportable assumptions that management considers reasonable. Certain of these fair value estimates, including those related to Property, Plant and Equipment, certain liabilities and Goodwill, are preliminary and dependent upon management completing further analyses and studies. Given the complex nature of the related valuations and analyses to be completed and the timing of the acquisition, the preliminary purchase price allocation is subject to change. The final valuation of assets acquired and liabilities assumed may be materially different from the estimated values shown below.

The following table sets forth the allocation of the Merger Consideration to the estimated fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Cooper Tire, with the excess recorded to Goodwill, as of the Closing Date:

(In millions)	June 7, 2021
Cash and Cash Equivalents	$231
Accounts Receivable	541
Inventories(a)	695
Property, Plant and Equipment(b)	1,348
Goodwill	618
Intangible Assets(c)	926
Other Assets	357

4,716
Accounts Payable – Trade	(381)
Compensation and Benefits	(356)
Debt, Finance Leases and Notes Payable and Overdrafts(d)	(151)
Deferred Tax Liabilities, net(e)	(292)
Other Liabilities	(418)
Minority Equity	(21)

(1,619)

Merger Consideration	$3,097

(a)	Inventories

The estimated value of Inventory includes adjustments totaling $232 million at the Closing Date, comprised of $122 million, primarily to adjust inventory valued on a last-in, first-out (“LIFO”) basis to a current cost basis, and $110 million to step-up inventory to estimated fair value. Goodyear has eliminated the LIFO reserve on Cooper Tire’s U.S. inventories as Goodyear predominately determines the value of its inventory using the first-in, first-out method. To estimate the fair value of inventory, Goodyear considered the components of Cooper Tire’s inventory, as well as estimates of selling prices and selling and distribution costs that were based on Cooper Tire’s historical experience.

(b)	Property, Plant and Equipment

The estimated value of Property, Plant and Equipment includes adjustments totaling $138 million to increase the net book value of $1,210 million to the preliminary fair value estimate of $1,348 million. This estimate is based on a combination of cost and market approaches, including appraisals, and preliminary expectations as to the duration of time Goodyear expects to realize benefits from those assets, as we continue to assess the underlying condition of Cooper Tire’s fixed assets.

(c)	Intangible Assets

The estimated fair values of identifiable intangible assets acquired were prepared using an income valuation approach, which requires a forecast of expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The estimated useful lives are based on Goodyear’s historical experience and expectations as to the duration of time Goodyear expects to realize benefits from those assets. The estimated fair values of the identifiable intangible assets acquired, their weighted average useful lives and related valuation methodology are as follows:

(In millions)	Fair Value	Weighted Average Useful Lives	Valuation Methodology
Trade names (indefinite-lived)	$560	N/A	Relief-from-royalty
Trade names (definite-lived)	10	14 years	Relief-from-royalty
Customer relationships	350	12 years	Multi-period excess earnings
Non-compete and other	6	2 years	Discounted cash flow

	$926

(d)	Debt, Finance Leases and Notes Payable and Overdrafts

Includes the estimated fair value of Cooper Tire’s existing debt that was assumed in the Merger of $136 million, comprised of $117 million in aggregate principal amount of 7.625% senior notes due 2027 and a $19 million fair-value step-up adjustment which will be amortized against Interest Expense over the remaining life of the notes.

(e)	Deferred Tax Liabilities, net

Includes a ($312) million deferred tax impact related to the allocation of the Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed and Cooper Tire’s historical net deferred tax assets of $20 million.

Note 5. PRO FORMA STATEMENT OF OPERATIONS TRANSACTION ADJUSTMENTS

The pro forma financial information has been prepared using Cooper Tire’s financial statements and disclosures, as well as certain assumptions made by Goodyear. Estimates of the fair value of assets acquired and liabilities assumed are described in Note 4, Merger Consideration and Preliminary Allocation.

(a)	Net Sales – Reflects the adjustment for certain product sales between Goodyear and Cooper Tire which were eliminated in consolidation.

(b)	Cost of Goods Sold

(In millions)	Transaction Adjustments for the Year Ended December 31, 2021
Elimination of Net Sales between Goodyear and Cooper Tire	$(29)
Elimination of change in LIFO reserve	(44)
Additional depreciation related to step-up of Property, Plant and Equipment	2

$(71)

The depreciation expense related to Property, Plant and Equipment is based on the estimated fair values amortized over the respective estimated remaining useful lives.

(c)	Selling, Administrative and General Expense

(In millions)	Transaction Adjustments for the Year Ended December 31, 2021
Amortization of acquired Intangible Assets, net of Cooper Tire’s historical amortization	$14
Change in timing for employee retention	2

$16

The amortization expense related to the acquired Intangible Assets is based on the estimated fair values amortized over the respective estimated remaining useful lives.

(d)	Interest Expense

(In millions)	Transaction Adjustments for the Year Ended December 31, 2021
Elimination of Cooper Tire’s historical Interest Expense on debt not assumed	$(2)
Amortization of fair value adjustment on Cooper Tire debt	(1)

$(3)

(e)

Other (Income) Expense– Reflects the elimination of Cooper Tire’s amortization of actuarial losses from Accumulated Other Comprehensive Loss (“AOCL”) to net periodic benefit cost. In accordance with acquisition accounting, the funded status of defined benefit plans as of the acquisition date is recognized as an asset or liability on the balance sheet and previously unrecognized amounts related to actuarial gains or losses in AOCL are not carried forward and, thus, no longer amortized.

(f)	United States and Foreign Tax Expense

This adjustment reflects the income tax expense (benefit) effects of the transaction-related adjustments based on applicable statutory tax rates. The tax rates used for this pro forma financial information are an estimate, and therefore, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the Merger. A pro forma blended statutory tax rate of 25.0% was used in determining the tax impact of certain pro forma adjustments. This rate was estimated using the statutory income tax rate for Goodyear and Cooper Tire, weighted based on respective income (loss) before income taxes. The pro forma blended statutory tax rate for Goodyear and Cooper Tire is based on the U.S. statutory income tax rate of 21%, plus 4% related to the tax rate impact of state and local income taxes and income taxes of non-U.S. operations.

(g)	Company Net Income (Loss) Per Common Share

Pro forma Company Net Income (Loss) per common share for the year ended December 31, 2021, has been calculated based on the estimated weighted-average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted-average shares outstanding have been calculated as if the acquisition-related shares had been issued and outstanding and outstanding Cooper Tire shares canceled as of January 1, 2021. For additional information on the calculation of acquisition-related shares, see Note 4, Merger Consideration and Preliminary Allocation.

	Year Ended December 31, 2021
(In millions, except per share amounts)	Goodyear (As Reported)	Combined Pro Forma
Net Income attributable to common shareholders	$764	$766
Weighted-average number of common shares outstanding – diluted	264	283
Less dilutive effect of stock options and restricted awards	(3)	(3)

Weighted-average number of common shares outstanding – basic	261	280

Income per common share
Diluted	$2.89	$2.70
Basic	2.92	2.73

Note 6. OTHER ADJUSTMENTS

Other adjustments consist of transactions related to the Merger but outside of the Merger transaction as follows:

(a)	Interest Expense and United States and Foreign Tax Expense

Represents pro forma interest expense of $31 million for the year ended December 31, 2021, assuming that the new senior notes were issued on January 1, 2021, and we borrowed approximately $475 million on Goodyear’s first lien revolving credit facility from January 1, 2021 through the Closing Date. The interest rate assumed on the revolving credit facility from January 1, 2021 to the Closing Date is one-month LIBOR plus 125 basis points.

A blended statutory rate of 25.0% was used to determine the tax impact related to the pro forma interest expense associated with the new senior notes and borrowings on Goodyear’s first lien revolving credit facility.